Exhibit 99.1

Avalo Announces First Patient Dosed in Phase 2 LOTUS Trial of AVTX-009 for the Treatment of Hidradenitis Suppurativa

•Global study in approximately 180 adults with hidradenitis suppurativa to assess the efficacy and safety of two dose regimens of AVTX-009 compared to placebo
•Topline data expected in 2026

WAYNE, PA AND ROCKVILLE, MD, October 8, 2024 – Avalo Therapeutics, Inc. (Nasdaq: AVTX), today announced that the first patient has been dosed in the Company’s Phase 2 LOTUS trial of AVTX-009 in hidradenitis suppurativa (HS). AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity.

“The Avalo team has efficiently executed to achieve this important milestone and we are excited to have this trial underway. Hidradenitis suppurativa is a disease that can significantly impact quality of life and there is a need for improved treatment options. We believe AVTX-009’s high potency could make it a best-in-class and best-in-indication treatment option for patients suffering from hidradenitis suppurativa,” said Dr. Garry Neil, Chief Executive Officer and Chairman of the Board. “We look forward to releasing topline results in 2026.”

The LOTUS Trial is a randomized, double-blind, placebo-controlled, parallel-group Phase 2 trial with two AVTX-009 dose regimens to evaluate the efficacy and safety of AVTX-009 in approximately 180 adults with moderate to severe hidradenitis suppurativa. Subjects will be randomized (1:1:1) to receive either one of two doses of AVTX-009 or placebo during a 16-week treatment phase. The primary efficacy endpoint is the proportion of subjects achieving Hidradenitis Suppurativa Clinical Response (HiSCR75) at Week 16. Secondary objectives include but are not limited to: proportion of patients achieving HiSCR50 and HiSCR90 as well as change from baseline in: International HS Severity Score System (IHS4), draining fistula count, abscess and inflammatory nodule (AN) count and patients achieving at least a 30% reduction on a numerical rating scale in Patient's Global Assessment of Skin Pain (PGA Skin Pain). The number of patients with anti-drug antibodies, safety, and tolerability will be assessed. For additional information this trial (NCT06603077), please visit www.clinicaltrials.gov.

About Hidradenitis Suppurativa

Hidradenitis suppurativa (HS) is a chronic inflammatory skin condition characterized by painful nodules, abscesses, and tunnels that form in areas of the body such as the armpits, groin, and buttocks, severely impacting the quality of life of affected individuals.1 HS is often underdiagnosed or misdiagnosed and therefore estimates of HS vary between 0.2-1.7% of the population worldwide.2-5 The exact cause of HS is not fully understood but is believed to involve a combination of genetic, hormonal, and environmental factors. While advances in treatment have been made, limited treatment options are available. IL-1β plays a crucial role in the inflammatory cascade underlying HS, contributing to tissue damage, inflammation, and disease progression. Given the involvement of IL-1β in the inflammatory process of HS, we believe therapies that target IL-1β offer a potential treatment option for HS.

About AVTX-009

AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a central driver in the inflammatory process. Overproduction or dysregulation of IL-1β is implicated in many autoimmune and inflammatory diseases. IL-1β is a major, validated target for therapeutic intervention. There is evidence that inhibition of IL-1β could be effective in hidradenitis suppurativa and a variety of inflammatory diseases in dermatology, gastroenterology, and rheumatology.

About Avalo Therapeutics

Avalo Therapeutics is a clinical stage biotechnology company focused on the treatment of immune dysregulation. Avalo’s lead asset is AVTX-009, an anti-IL-1β mAb, targeting inflammatory diseases. Avalo also has two additional drug candidates, which include quisovalimab (anti-LIGHT mAb) and AVTX-008 (BTLA agonist fusion protein). For more information about Avalo, please visit www.avalotx.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: drug development costs, timing of trials and trial results and other risks, including reliance on investigators and enrollment of patients in clinical trials; reliance on key personnel; regulatory risks; integration of AVTX-009 into our operations; general economic and market risks and uncertainties, including those caused by the war in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

References
1Patel ZS et al. Curr Pain Headache Rep. 2017;21(12):49.
2Egeberg A, et al. JAMA Dermatol 2016;152:429–34
3Phan K, et al Biomed Dermatol 2020; 4: 2-6
4Jfri, A, et al. JAMA Dermatol. 2021;157(8):924-31
5Nguyen TV, et al. J Eur Acad Dermatol Venereol. 2021;35(1):50-61

For media and investor inquiries:

Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Chris Brinzey
ICR Westwicke
Chris.brinzey@westwicke.com
339-970-2843
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